Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Lynne Collins Overstock.com, Inc. +1 (831) 241-8616 lynne_collins@comcast.net

Overstock.com Announces Q4 and Year End 2004 Financial Results

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the fourth quarter and full year 2004.

Summary of fourth quarter results:

•                  Total revenue: $221.3 million, up 80% versus prior year

•                  Gross bookings (excluding auctions): $237.0 million, up 82% versus prior year

•                  B2C gross bookings: $233.4 million, up 95% versus prior year

•                  Gross margins: 15.2% versus 13.3% in Q3 and 9.6% in Q4 2003

•                  Net income: $2.5 million or $0.12 diluted earnings per share

•                  Cash flow from operations: $37.0 million

Summary of year-end results:

•                  Total revenue: $494.6 million, up 107% versus 2003

•                  Gross bookings (excluding auctions): $541.4 million, up 84% versus 2003

•                  B2C gross bookings: $522.3 million, up 106% versus 2003

•                  Gross profits: $65.8 million, up 158% versus 2003

•                  Cash flow from operations: $24.7 million

Dear Owners,

This Q4 was a great quarter. Revenue growth was strong and gross margins continued to improve at a dramatic rate, permitting us to make $2.5 million in income. Most happily, we generated $37.0 million in operating cash flow in Q4 (and $24.7 million in operating cash flow for the year 2004).

For several quarters my letters and conference calls have described at length our internal work building an Ark: the waters came, and our ark floated magnificently. I described outward-facing projects such as Club O, Gold, Auctions, and (obliquely) “Build Your Own Ring”: all of these have been launched and two more projects, Travel and Propeller, have made good progress. At the beginning of 2004 I predicted we would add 400 basis points to margins over the course of the year, and we added 560. My colleagues hit their marks flawlessly.

And yet I made many mistakes. There were many things I could have done better, so as always, there is still much room for improvement.

FINANCIAL

Sales — Growth (based on gross bookings) for 2004’s four quarters was 79%, 88%, 87%, and 82%, respectively, compared to 2003’s respective quarters. For the year, gross bookings grew 84%. On a non-Safeway non-B2B basis (e.g., = “B2C”) your company grew 106% in 2004 (based on gross bookings).  Now that nearly all of Safeway’s business is more than 12 months past, and our change in accounting for fulfillment partner revenue is 18 months past, and (due to Club O and Club O Gold) it is getting increasingly difficult to untangle B2C from B2B, in the future I will be reporting growth simply on a GAAP basis.

Margins — Tightening our logistics costs and better merchandise buying generated a steady rise in gross margins from Q4 2003 – Q4 2004: 9.6%, 10.3%, 11.3%, 13.3%, 15.2%, respectively. I noted in Q1 that better logistics would allow us to shave 400 basis points out of our costs. Since then we improved margins 560 basis points: somewhat less than 100 were the result of scale, and the other 460+ were from good management on the part of my colleagues. Here is the punch-line: I now see another 250 basis points we can squeeze out of logistics, but these are, I fear, the last. Furthermore, shareholders are not going to see them: as in the coming quarters we scrape these savings out of the system, we will in one way or another pass them on to the consumer. Thus you are unlikely to see our margins rise above 15%, excluding the effects of auction and travel. I think 15% is the right level for our margins as it will provide great prices for our customers and a strong return to you, Overstock’s owners.

Gross Profits — Comparing Q4’s 2003 and 2004: with revenue up 80% (from $123.2 million to $221.3 million), and margins increasing 58% (from 9.6% to 15.2%), their mathematical product, gross profits went up 186%, from $11.8 million to $33.7 million. For two years I have emphasized that in my eyes this is our income statement’s most important ratio, and that if our gross profits grow at such a pace, while operating expenses grow at a much slower pace, we will have a great business. We are well on our way.

Marketing — A lot of off-line advertising money is now washing into on-line channels, driving prices up.  Our online marketing team is fiercely focused on analytics, and so far they have improved their efficiency at about the same rate that online advertising rates have inched up. We ended the year with a CPA of $16.43, well above the $12.09 CPA we achieved in 2003, and slightly above the $15 at which I had aimed, but acceptable. Of the increase, I estimate that about half came from simple inflation in the cost of online advertising, and about half came from our decision to step on the marketing gas pedal, and hence, tolerate lower gas mileage.

General & Administrative — We continue to build G&A ahead of our needs, but more slowly than the growth in our sales, and far more slowly than the growth in our gross margins. I remind the reader that we expense many development costs as they occur.

Net Loss — We made $2.5 million in Q4. That is a nice, nearly forgotten feeling. We lost $5.0 million in GAAP net income in 2004. I apologize for that. But as I’ve said throughout the year, at this stage of our development I’m happy if we can grow at 60% to 100% while keeping our losses around break-even (which I conceive of roughly as ±1% of gross bookings).

Cash flow from operations — Overstock generated cash of $24.7 million from 2004 operations, and $37.0 million in Q4 alone (setting aside the results of offerings, of course). We tend to generate a lot of cash in Q4: much of it, however, is float we pay back early in Q1. As I have previously noted, this is neither some mystical feature I claim for our business, nor a gimmick to disguise our flaws. It is simply a fact about our cash cycle that investors should understand.

Cash — We ended the year with $287.5 million in cash and marketable securities. $191.5 million of that came from two offerings completed in Q4: a convertible debt offering and an equity offering.

Inventory — We flushed out essentially all slow moving inventory in Q4 (giving some tremendous deals in the process). And we believe that we ended 2004 with just the right amount of inventory to support the sales we expect in Q1.

WHAT WENT ON IN YOUR COMPANY BEHIND THE SCENES

This was easily our smoothest Christmas ever. The few glitches that did appear were all quickly resolved.

1)              Finance & Accounting — The superb scorecard system developed by David Chidester (VP, Finance) has been at the heart of our progress this year. I cannot overstate how central his team has been to our progress.

2)              Information Technology — Shawn Schwegman (VP, Information Technology) and his team saw us through Q4 with an almost spotless record. In addition, Shawn has arrived at a wonderful vision of how our systems can be modularized to support growth with flexibility for years to come. There will be quite a bit of internal development and re-architecting over the next six to nine months, but some changes are necessary, and at our present size we believe the payoff can be enormous in terms of customer experience and cost savings. In addition, we soon will roll our B2C site from Oracle 9i to Oracle 10g. It really is a fantastic package, allowing grid-computing among disparate nodes, with recovery times measures not in hours or minutes, but milliseconds. Our auction cluster has been running Oracle 10g since we launched auctions, and we are incredibly pleased with it.

3)              Marketing analytics — Our initial Customer Relationship Management (CRM) efforts in customer segmentation yielded results that drove some key Q4 marketing decisions. “Propeller” (our statistical modeling engine) turned out to be too computationally intensive to be of use within our architecture: we re-architected our system to some degree, but not in time to go live in Q4.  Doing so is our highest priority now.

4)              Logistics — Anna Maria Freeman has joined the executive team as VP, Logistics & 6 Sigma. She and Tad Martin (VP, Merchandising & Operations) have been responsible for great improvements this year. Our inbound freight is tightly managed (though there are still a couple dozen basis points to shave in 2005). Our handling cost/package has reached acceptable levels, though again, there are a couple dozen basis points to shave here, partially through cheap packing machines like the ones we installed in 2004. Our outbound freight costs have improved, but not as much as we need them to: however, DHL has been an excellent partner with whom to work, and I believe that a completely successful and long-term relationship is within arm’s reach. Lastly, returns processing is finally under control, but we are working on two technological improvements that, together, should shave another 40-50 basis points of cost.

5)              Sourcing — Again, a superb job by Tad Martin and his team of buyers. We are taking advantage of our prominence to buy the bigger and better inventories that are offered us, offers that few other firms are in a position to take. Capital management has been honed to a fine art (although now that we have such ample capital, I wish the buyers were less conservative). The dead inventory that I had accumulated over the years, both from my own bad buys and those that I let buyers “put” to me, has been almost entirely flushed (including the Franck Muller watches).

6)              Other — Stormy Simon remains my invaluable utility infielder, Kamille Twomey is simply superb across the board, and Steve Tryon has emerged in a role that plays to strengths he developed in the military coordinating the work of scattered groups of people. Steve applied these techniques to our Christmas planning this year and they were part of the reason this Christmas ran so flawlessly. Our Business Analysts now report to Steve and act as a “smart membrane” between IT and the rest of the company.

a)              Brand — Our offline marketing team has objectives that differ from on-line advertising. A little over a year ago, we realized that there was a great terra nulla in the public consciousness. There was, of course, Amazon (which I think of as occupying the same space in the value/price matrix as

Nordstrom does in brick-and-mortar). There are good niche players (e.g., Blue Nile). There is eBay (and eBay is eBay). But we saw a spot remaining to be taken in the online world: Earth’s Biggest Discounter™. We knew that the first company that brands a place in the public’s mental landscape creates an uphill battle for any followers, so we began an intensive branding campaign. We periodically use a firm to conduct 1,000 households surveys, asking folks about online discount shopping: their data shows that over the last 15 months we have seen our unprompted recognition among adults go from 4% to 23%, and our prompted recognition climb to 46%. Essentially all of the online shopping public knows of “Overstock.com” as a place to go for steep discounts. In fact, according to comScore, in December 2004 we reached a new high: the #26 most trafficked site on the Internet. Now that we have occupied the ground of Earth’s Biggest Discounter, we are making it prohibitively expensive for any of our would-be competitors to aim for the same space.

b)             BMV — This continues to get us new customers at a low acquisition cost.

c)              Ocean — Under the brilliant management leadership of Holly MacDonald-Korth, and the technical abilities of Sam Peterson, our new Auctions business got off to a solid start.  We tried a few free listing days and saw our listings swell as high as 170,000, or 1.5% of eBay’s: however, most of these incremental listings were junk (e.g., 100 of the same keychain), and when they were live, our auction conversion dropped precipitously (we plan to do few of these in the future, or will offer free listings only to good sellers whom we trust to post attractive products). Yet when the free listings washed out, we found our auctions converting at a fine percentage for a nascent business.

eBay’s recent decision to raise some fees > 50% may be a boon for us. The eBay seller community seems to understand that it is in its interest to help us get auctions off the ground. We have already become one of the most trafficked auction sites on the Internet, and our listings seem to grow better organically than they did with free listings: as I write, we have 38,000 listings of attractive, solid products. Incidentally, much information is revealed in message board comments: if you are not doing so, I urge you to check out our and others’ auction message boards.

d)             Travel — Cruises went live on January 1 and are doing surprisingly well. Soon we will have a complete booking engine that will offer all the general bookings that others offer, along with discount offerings unique to Overstock.

e)              Build Your Own Ring™ – This is our newly launched category within our jewelry store. It allows people to get more diamond for their shopping dollar.

In closing: this was the first Q4 surge we handled without a mad scramble. We did not make enough money in Q4 to break even for 2004, but did make $2.5 million, generated a lot of cash, and are up on a plane from which I believe only our own inattention or mistakes will knock us for some time.

I look forward to another thoughtful discussion with owners. Until then, I remain,

Your humble servant,

Patrick

Key financial and operating metrics

Total revenue—Overstock.com reported fourth quarter total revenue of $221.3 million, an 80% increase compared to $123.2 million in 2003. For the year ended December 31, 2004, total revenue was $494.6 million, up 107% from $238.9 million recorded in 2003*.

Gross profit and gross margins—Overstock.com reported fourth quarter gross profit of $33.7 million, a 186% increase over the $11.8 million recorded for the same period a year ago. Overstock.com reported fourth quarter gross margins of 15.2%, up from 13.3% in Q3, 11.3% in Q2 and 10.3% in Q1 2004. For the year ended December 31, 2004, gross profits totaled $65.8 million, up 158% from $25.5 million recorded in 2003.

Net income (loss)—Overstock.com reported net income of $2.5 million, or 12 cents diluted earnings per share, compared to a net loss of $3.1 million, or a 19 cent loss per share, a year earlier. For the year ended December 31, 2004, net loss totaled $5.0 million, or 29 cent loss per share, compared to net loss of $11.9 million, or 75 cent loss per share, recorded in 2003.

Overstock.com had cash and marketable securities of $287.5 million and working capital of $266.7 million on December 31, 2004.

Gross bookings (excluding auctions)—Overstock.com reported gross bookings of $237.0 million for the fourth quarter 2004, an 82% increase over the $130.2 million in gross bookings reported for the fourth quarter 2003. For the year ended December 31, 2004, gross bookings totaled $541.4 million, an 84% increase from the $294.8 million recorded in 2003.

Gross bookings represents the gross selling price of all transactions, including those for which we only record a commission, before returns, sales discounts, and before payments to fulfillment partners prior to July 1, 2003, and therefore differs from total revenue. Management believes that gross bookings provides useful information to investors because it represents the total price of the merchandise sold via the Overstock.com Web site or other sales channels, regardless of the amount of total revenue recorded by Overstock.com on those transactions, which varies, depending on, among other things, the returns policies applicable to the merchandise sold via the Web site. Management uses the measure of gross bookings as an operating metric for internal planning purposes, including measuring the company’s growth, measuring marketing expenditures’ effectiveness, and capacity planning for information technology, customer service and logistics.

*Due to a change in Overstock.com customer return policies and procedures that was implemented at the beginning of the third quarter 2003, total revenue increased significantly and gross margins decreased significantly in that and subsequent reporting periods compared to previous reporting periods. Therefore, gross bookings comparisons year-over-year may be more informative than total revenue comparisons for the affected periods, especially on the measure of growth. We also believe gross profit dollar comparisons year-over-year may be more informative than gross margin comparisons.

# # #

About Overstock.com

Overstock.com Inc. is a “closeout” retailer offering discount, brand-name merchandise for sale over the Internet, as well as an online auction. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

Overstock.com® is a registered trademark of Overstock.com, Inc. Earth’s Biggest Discounter™, and Build Your Own Ring™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the improvements in gross margin, fee comparisons, future discounts and promotions, ability to maintain a brand position against competitors, and such other risks as identified in our Form 10-K for the year ended December 31, 2003, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended
	Dec. 31, 2003	Mar. 31, 2004	Jun. 30, 2004	Sept. 30, 2004	Dec. 31, 2004

Revenue
Direct	$58,250	$38,580	$41,113	$43,928	$89,589
Fulfillment partner	64,910	43,498	46,679	59,516	131,732

Total revenue	123,160	82,078	87,792	103,444	221,321

Cost of goods sold
Direct	51,130	34,816	36,786	38,594	75,194
Fulfillment partner	60,256	38,793	41,114	51,103	112,458

Total cost of goods sold	111,386	73,609	77,900	89,697	187,652

Gross profit	11,774	8,469	9,892	13,747	33,669

Operating expenses:
Sales and marketing expenses	9,898	4,377	6,605	9,398	20,153
General and administrative expenses	4,940	6,251	5,567	7,376	11,041
Amortization of stock-based compensation	145	135	123	18	84

Total operating expenses	14,983	10,763	12,295	16,792	31,278

Operating income (loss)	(3,209)	(2,294)	(2,403)	(3,045)	2,391

Interest income	69	98	127	168	780
Interest expense	(6)	(16)	(46)	(77)	(636)
Other income (expense), net	1	2	—	3	(54)

Net income (loss)	(3,145)	(2,210)	(2,322)	(2,951)	2,481
Deemed dividend related to redeemable common stock	(49)	(48)	(46)	(47)	(47)

Net income (loss) attributable to common shares	$(3,194)	$(2,258)	$(2,368)	$(2,998)	$2,434

Net loss per share
- basic	$(0.19)	$(0.14)	$(0.13)	$(0.16)	$0.13
- diluted	$(0.19)	$(0.14)	$(0.13)	$(0.16)	$0.12
Weighted average common shares outstanding
- basic	16,473	16,646	17,577	18,284	19,016
- diluted	16,473	16,646	17,577	18,284	20,780

Other data:
Gross bookings	$130,155	$93,412	$96,627	$114,381	$237,021
Average customer acquisition cost	$13.19	$10.24	$15.88	$18.30	$18.15

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year ended December 31,
	2003	2004
Revenue
Direct revenue	$138,134	$213,210
Fulfillment partner revenue	100,811	281,425

Total revenue	238,945	494,635

Cost of goods sold
Direct	124,302	185,390
Fulfillment partner	89,190	243,468

Total cost of goods sold	213,492	428,858

Gross profit	25,453	65,777

Operating expenses:
Sales and marketing expenses	20,173	40,533
General and administrative expenses	16,911	30,235
Amortization of stock-based compensation	756	360

Total operating expenses	37,840	71,128

Operating loss	(12,387)	(5,351)

Interest income	461	1,173
Interest expense	(76)	(775)
Other income (expense), net	115	(49)

Net loss	(11,887)	(5,002)
Deemed dividend related to redeemable common stock	(262)	(188)

Net loss attributable to common shares	$(12,149)	$(5,190)

Net loss per common share	$(0.75)	$(0.29)
Weighted average common shares outstanding	16,198	17,846

Other data:
Gross bookings	$294,758	$541,441
Average customer acquisition cost	$12.09	$16.43

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$28,846	$248,678
Marketable securities	11,500	38,802

Cash, cash equivalents and marketable securities	40,346	287,480
Accounts receivable, net	10,183	5,715
Inventories, net	29,926	45,279
Prepaid expenses and other assets	4,583	15,766

Total current assets	85,038	354,240
Restricted cash	—	1,602
Property and equipment, net	9,483	16,122
Goodwill	2,784	2,784
Other long-term assets	427	1,516

Total assets	$97,732	$376,264

Liabilities, Redeemable Securities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,363	$64,060
Accrued liabilities	9,316	22,917
Short term borrowings	—	—
Capital lease obligations, current	75	595

Total current liabilities	39,754	87,572
Capital lease obligations, non-current	86	743
Senior convertible notes	—	116,251

Total liabilities	39,840	204,566

Redeemable common stock	2,978	3,166

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	123,934	243,131
Accumulated deficit	(67,815)	(73,006)
Unearned stock-based compensation	(1,094)	(1,300)
Treasury stock	(100)	(100)
Accumulated other comprehensive loss	(13)	(195)

Stockholders’ equity	54,914	168,532

Total liabilities, redeemable securities and stockholders’ equity	$97,732	$376,264

Overstock.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004

Cash flows from operating activities:
Net income (loss)	$(3,145)	$2,481	$(11,887)	$(5,002)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Depreciation and amortization	722	1,230	2,325	3,937
Loss on disposition of property and equipment	—	34	—	34
Amortization of unearned stock-based compensation	162	84	846	360
Realized gain (loss) from marketable securities	(1)	(1)	(15)	(2)
Stock options issued to consultants for services	107	684	177	1,278
Stock issued to employees for services	—	—	21	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,505)	(3,236)	(3,189)	4,469
Inventories, net	(4,981)	(10,488)	(15,972)	(15,353)
Prepaid expenses and other assets	5,627	(636)	(2,250)	(11,183)
Other long-term assets, net	119	118	(7)	(1,150)
Accounts payable	21,928	41,585	16,632	33,698
Accrued liabilities	3,849	5,180	2,907	13,599

Net cash provided by (used in) operating activities	21,882	37,035	(10,412)	24,685

Cash flows from investing activities:
Increase in restricted cash	—	273	—	(1,602)
Investments in marketable securities	(2,003)	(14,960)	(41,363)	(42,877)
Sales of marketable securities	8,262	11,429	51,388	15,373
Expenditures for other long-term assets	(172)	—	(172)	—
Expenditures for property and equipment	(2,340)	(3,330)	(6,707)	(8,734)
Proceeds from the sale of property and equipment	—	20	—	20

Net cash provided by (used in) investing activities	3,747	(6,568)	3,146	(37,820)

Cash flows from financing activities:
Payments on capital lease obligations	(25)	(152)	(141)	(659)
Issuance of common stock, net of issuance costs	—	75,207	23,968	113,064
Proceeds from the issuance of senior convertible notes	—	116,251	—	116,251
Drawdown on line of credit	—	—	—	1,000
Paydown of line of credit	—	(1,000)	—	(1,000)
Exercise of stock options and warrants	293	734	1,227	4,289

Net provided by financing activities	268	191,040	25,054	232,945

Effect of exchange rate changes on cash	(1)	15	(1)	22

Net increase in cash and cash equivalents	25,896	221,522	17,787	219,832
Cash and cash equivalents, beginning of period	2,950	27,156	11,059	28,846

Cash and cash equivalents, end of period	$28,846	$248,678	$28,846	$248,678